Exhibit 15(a).1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-12958, No. 333-11288, No. 333-118619 and No. 333-123666 on Form S-8 and No. 333-145834 on Form F-3 of CDC Corporation and subsidiaries of our report dated June 20, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the previously issued consolidated financial statements because of correction of misstatements, and our report is dated June 29, 2007 as to the effects of this restatement), relating to the consolidated financial statements of China.com Inc. and its subsidiaries as of and for the year ended December 31, 2005, appearing in this Annual Report on Form 20-F/A Amendment No. 2 of CDC Corporation and subsidiaries for the year ended December 31, 2006.

/s/ Deloitte Touche Tohmatsu

Hong Kong

September 9, 2008